Exhibit 99.1

Contact: Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ADDS CANCER DRUG DEVELOPMENT VETERAN TOM REYNOLDS TO BOARD OF DIRECTORS

San Diego – February 11, 2013 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today the appointment of Thomas C. Reynolds, M.D., Ph.D., to its Board of Directors. A biotechnology industry veteran, Dr. Reynolds joins the Board with more than 20 years of oncology drug development experience, including direct oversight in the development and approval of the hematologic cancer drug ADCETRIS®.

“Dr. Reynolds’ proven drug development expertise and valuable industry perspective make him a welcome addition to our Board,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “His appointment is particularly timely as we prepare for the expansion of our clinical development program for Pracinostat in the months ahead.”

Dr. Reynolds served as Chief Medical Officer of Seattle Genetics from March 2007 until his retirement in February 2013. While at Seattle Genetics, he was responsible for building and leading an integrated clinical development, regulatory and medical affairs organization, highlighted by the development and approval of ADCETRIS®, an antibody-drug conjugate approved to treat anaplastic large cell lymphoma and Hodgkin’s lymphoma.

Previously, Dr. Reynolds served at ZymoGenetics (acquired by Bristol-Myers Squibb in 2010), most recently as Vice President, Medical Affairs, where he oversaw the clinical development and regulatory filing of RECOTHROM®. Prior to joining ZymoGenetics, he was Vice President, Clinical Affairs at Targeted Genetics. Dr. Reynolds received his M.D. and Ph.D. in Biophysics from Stanford University and a B.A. in Chemistry from Dartmouth College.

“I am delighted to join the Board of MEI Pharma at such an exciting time for the company,” said Dr. Reynolds. “I believe that MEI Pharma is poised to make an immediate impact in the oncology arena with its lead drug candidate, Pracinostat. I look forward to working closely with the rest of the Board and management team to execute the optimal clinical development and marketing approval strategy for Pracinostat and ultimately realize its significant potential.”

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor being developed for advanced hematologic malignancies such as myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML). Results from a pilot Phase II clinical trial of Pracinostat in combination with azacitidine in patients with advanced MDS were presented at the American

Society of Hematology Annual Meeting in December 2012 showing an overall response rate (CR+CRi+PR) of 89% (eight out of nine). The Company plans to initiate a randomized, placebo-controlled Phase II trial of Pracinostat in combination with azacitidine in patients with MDS by June 2013. In addition, MEI Pharma is developing two drug candidates derived from its isoflavone-based technology platform, ME-143 and ME-344. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.